EXHIBIT 5.1

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, TX 77002

February 17, 2004

Lufkin Industries, Inc.

601 South Raguet

Lufkin, Texas 75902

Re:	Lufkin Industries, Inc. Incentive Stock Compensation Plan 2000

Dear Sirs:

We have acted as counsel for Lufkin Industries, Inc., a Texas corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offering by the Company of up to 900,000 shares (the “Shares”) of the Company’s common stock, par value $1 per share (the “Common Stock”), which are subject to issuance by the Company under the Lufkin Industries, Inc. Incentive Stock Compensation Plan 2000 (the “Plan”).

We have examined originals or copies of (i) the Plan, (ii) the Fourth Restated Articles of Incorporation of the Company, as amended by the Articles of Amendment to the Fourth Restated Articles of Incorporation, as certified by the Secretary of State of the State of Texas as of a recent date, (iii) the Restated Bylaws of the Company, certified to us to be true, correct and in effect on the date hereof by the Company’s Secretary, (iv) certain resolutions of the Board of Directors of the Company certified to us to be true and correct by the Company’s Secretary, and (v) such other documents and records as we have deemed necessary and relevant for purposes hereof. We have relied upon certificates of public officials and officers of the Company as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have not independently verified any factual matter relating to this opinion.

We have assumed and have not verified (i) the genuineness of all signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that (i) the issuance of the Shares in accordance with the Registration Statement has been duly authorized by the Company, and (ii) the Shares, when thereafter issued against payment therefore as required under the Plan, will be validly issued, fully paid and non-assessable.

The opinion set forth above is limited to the corporate laws of the State of Texas, and we render no opinion with respect to the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder.

Very truly yours,

/s/ ANDREWS KURTH LLP